                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
OCTOBER 17, 2002

CONTACTS:
Investors                                   Media
Jay Gould          (614) 480-4060           Jeri Grier          (614) 480-5413
Susan Stuart       (614) 480-3878


            HUNTINGTON BANCSHARES REPORTS THIRD QUARTER 2002 RESULTS
                     - REPORTED EARNINGS PER SHARE OF $0.41
             - OPERATING EARNINGS PER SHARE OF $0.34 EXCLUDING GAIN
                   - 11% ANNUALIZED INCREASE IN MANAGED LOANS
                   - 10% ANNUALIZED INCREASE IN CORE DEPOSITS
                        - 3% DECLINE IN NET CHARGE-OFFS
                     - 4% DECLINE IN NON-PERFORMING ASSETS
                   - 2.00% LOAN LOSS RESERVE RATIO MAINTAINED


     COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported third quarter earnings of $98.1 million, or $0.41 per common share. This compares with earnings of $42.6 million, or $0.17 per common share, in the year-ago third quarter, and $82.2 million, or $0.33 per common share, in the second quarter of 2002. Year-to-date earnings in 2002 were $278.1 million, or $1.13 per common share, compared with $112.9 million, or $0.45 per common share, in the year-ago nine-month period.

         Third quarter 2002 operating earnings were $82.2 million, or $0.34 per common share, excluding a $24.5 million pre-tax ($16.0 million after tax) gain on the previously announced restructuring of Huntington's ownership interest in Huntington Merchant Services, L.L.C. These results were up 1% and 3%, respectively, from second quarter operating earnings of $81.7 million, or $0.33 per common share, and up 2% and 6%, respectively, compared with the year-ago quarter's operating earnings of $80.9 million, or $0.32 per share. Prior period operating earnings exclude one-time restructuring charges and the impact of the sale of the Florida banking operations and other non-operating items (see Basis of Discussion - Operating Earnings below). Operating earnings for the first nine months of 2002 were $243.4 million, or $0.99 per common share, up 7% and 9%, respectively, from the comparable prior-year period operating earnings of $228.0 million, or $0.91 per common share.

         "Huntington continued to build momentum in the third quarter as evidenced in a number of key financial performance indicators," said Thomas Hoaglin, chairman, president and chief executive officer. "Despite a contraction in the net interest margin, net interest income increased 3% from the second quarter as loan and deposit growth remained strong. Mortgage banking income declined from the second quarter due to a $6.6 million pre-tax mortgage servicing impairment, reflecting heavy prepayment and refinancing activity. Nevertheless, excluding mortgage banking income, non-interest income was up 4%, led by a 6% increase in deposit service charges."

         "We are also encouraged by the fact that credit quality trends continued to improve," Hoaglin said. "Net charge-offs declined for the third consecutive quarter, and non-performing assets declined for the second consecutive quarter. Importantly, the inflow of new non-performing assets declined 35% from the second quarter level. Despite this improvement, given the continued economic uncertainty, we maintained the loan loss reserve ratio at 2.00%. As a result, and reflecting the strong loan growth, loan loss provision expense was up significantly from last quarter, and exceeded net charge-offs by 38%. We remain cautiously optimistic for credit quality trends assuming no further significant deterioration in the economy."

         "We also took a number of important strategic steps in the third quarter to enhance our portfolio of businesses and to strengthen our capabilities," he added. "As previously announced, to better utilize resources and maintain our focus on our core businesses and markets, we sold the Florida-based J. Rolfe Davis Insurance Agency and restructured our ownership interest in Huntington Merchant Services. To broaden our product offering to commercial customers and complement our existing equipment leasing business, we purchased LeaseNet Group, Inc., a small privately held equipment leasing company specializing in the financing of network server class equipment. We also continued to invest in customer service technology with our enhanced teller platform technology now in 64% of our branches and all remaining branches targeted for installation by year-end. On the personnel side, in August we appointed a new head of small business banking. We also continued our investment in employees by establishing our second company-wide employee stock option grant."

"Lastly, this past quarter we formally announced a new vision for the company and our employees, which is to be an essential partner to our customers. This reinforces the concepts of employee empowerment and customer service re-dedication initiated just over a year ago. It's very rewarding to see these principles evident in this quarter's financial performance and achievements," Hoaglin concluded.

BASIS OF DISCUSSION - OPERATING EARNINGS
----------------------------------------

         Reported results since the 2001 second quarter have been significantly impacted by a number of non-operating items, primarily related to the strategic restructuring announced in July 2001 and the subsequent sale of the Florida banking operations in the 2002 first quarter. Therefore, to better understand comparable underlying trends, the following discussion is presented on an operating basis. OPERATING EARNINGS EXCLUDE THE IMPACT OF RESTRUCTURING AND OTHER CHARGES, THE GAIN FROM THE SALE OF FLORIDA BANKING OPERATIONS AND ITS RELATED RUN-RATE IMPACT FROM PRIOR PERIODS, AND OTHER NON-OPERATING ITEMS. (Please refer to the schedules beginning on page 9, as well as the 2002 third quarter's Quarterly Financial Review for schedules reconciling reported with operating earnings and additional schedules excluding the impact of the Florida operations.)


DISCUSSION OF RESULTS
---------------------

     Third quarter 2002 results compared with sequential second quarter performance on an operating basis reflected:

-    2% increase in revenue excluding securities gains
     ----------------------

     -  3% increase in net interest income

        -  4.26% net interest margin

        -  11% annualized growth in managed loans

        -  10% annualized growth in core deposits

     - 1% decline in non-interest income including the impact of a $6.6 million mortgage servicing rights impairment

-    53.1% efficiency ratio, improved slightly
     ----------------------

-    Improved credit quality and a strong allowance for loan losses
     --------------------------------------------------------------

     - 5 basis point decline in the net charge-off ratio to 0.83% excluding net charge-offs on exited portfolios

     - $9.1 million, or 4%, decline in non-performing assets (NPAs) and 35% decline in the inflow of new NPAs

     -  2.00% allowance for loan losses ratio maintained

     -  NPA coverage ratio increased to 191% from 176%

-    Maintained strong capital position
     ----------------------------------

     -  8.00% tangible common equity ratio

     -  Repurchased 6.2 million shares, bringing program-to-date repurchases to
        15.0 million shares or $294 million


        Net interest income increased $7.6 million, or 3%, from the second quarter reflecting a $797 million, or 4%, increase in average earning assets due to growth in both loans and securities, and a 1% decrease in the margin. The net interest margin declined to 4.26% from 4.30% driven by a flattening yield curve and mortgage loan origination and prepayment activity. Compared with the year-ago quarter, net interest income was up $19.0 million, or 8%, reflecting the combination of a 5% increase in average earning assets and a 9 basis point increase in the net interest margin from 4.17%.

         Average managed loans increased 11% on an annualized basis from the second quarter. Loan generation continued to be positively impacted by strong growth in consumer loans. Average residential mortgages grew $80.7 million, or 81% annualized, with average home equity loans and lines of credit up $151.0 million, or 18% annualized. This reflected continued strong demand for residential mortgages, refinancing activity, and the promotion of adjustable mortgage products. In addition, average managed auto loans and leases increased $229.6 million, or 14% annualized, reflecting record auto industry sales in the third quarter and a new quarterly record level of production for the Dealer Sales Group. Commercial real estate loans increased $92.9 million, or 10% annualized. These increases were partially offset by a $111.4 million, or 8% annualized, decline in commercial loans. Compared with the year-ago quarter, average managed loans were up 7%.

         Average core deposits increased $385.4 million, or 10% annualized, from the second quarter, reflecting strong inflows in both interest bearing and non-interest bearing demand deposits. Within interest bearing deposits, money market accounts showed the strongest growth. Deposit inflow continued to be influenced, in part, by recent turbulence in the financial markets, but also by the success of sales and deposit growth programs. Compared with the year-ago quarter, average core deposits were up 12%.

         Non-interest income, excluding securities gains, was down $0.6 million, or 1%, from the second quarter. This reflected a $4.4 million decline in mortgage banking income as a result of a $6.6 million mortgage servicing rights impairment. Without the impairment, mortgage-banking income would have increased 20%.

         Excluding mortgage banking, non-interest income was up $3.8 million, or 4%, from the second quarter driven primarily by a $2.1 million, or 6%, increase in deposit service charges. Trust income was down $1.3 million, or 8%, and brokerage and insurance income was down $1.0 million, or 7%, both declines driven by market conditions. Other income was up $3.7 million from the second quarter reflecting an increase in trading results and customer derivative sales. Compared with the year-ago quarter, non-interest income on an operating basis and excluding securities gains was up 3%, or 12% excluding a 55% decline in mortgage banking income. Contributing to this year-over-year increase were a 12% increase in deposit service charges and a 20% increase in bank owned life insurance, with other service charges and other income up 14% and 27%, respectively.

         Non-interest expense was up $3.5 million, or 2%, from the second quarter driven by a $3.9 million increase in personnel costs, primarily related to building regional banking and increased activity in mortgage banking and dealer sales. Equipment and occupancy costs were up $0.9 million. These increases were partially offset by a $1.5 million decrease in outside data processing and other services. Compared with the year-ago quarter, operating non-interest expense was up $6.7 million, or 4%, primarily reflecting a $5.6 million, or 6%, increase in personnel costs and a $1.8 million, or 31%, increase in marketing costs. These costs were partially offset by a $2.4 million decrease in intangible amortization due to a reduction in amortization of non-Florida related intangibles. The third quarter efficiency ratio improved slightly to 53.1% from 53.2% in the second quarter and improved from 54.0% in the year-ago quarter.

         Net charge-offs were $43.7 million, down 3%, in the third quarter and represented an annualized 0.87% of average loans. Excluding the impact of net charge-offs on exited portfolios for which reserves were previously established, net charge-offs represented 0.83% of average loans, down from 0.88% in the second quarter. The over 30-day delinquency ratio for consumer loans decreased 16 basis points to 2.10% at the end of the third quarter from 2.26% at the end of the second quarter.

         Loan loss provision expense in the third quarter was $60.2 million, exceeding net charge-offs by $16.5 million, or 38%. The September 30, 2002, allowance for loan losses as a percent of period-end loans was maintained at 2.00% and was significantly higher than 1.77% at the end of the year-ago third quarter. The allowance for loan losses as a percent of non-performing assets increased to 191% from 176% in the second quarter and 166% from the year ago quarter.

         Non-performing assets at September 30, 2002, were $214.1 million, or 1.05% of period-end loans and other real estate owned, down 4% from $223.2 million, or 1.14%, at June 30,

2002. The inflow of new non-performing assets declined $25.8 million to $47.2 million in the third quarter. Non-performing assets continue to be concentrated in the manufacturing and services sectors reflecting weakness in Midwest manufacturing.

         At September 30, 2002, the tangible equity to assets ratio was 8.00%, down from 8.51% at June 30, 2002, reflecting the impact of the company's share repurchase program and the growth in assets.

2002 OUTLOOK

         "Given our financial performance for the first nine-months, and assuming continuing positive trends and no significant change in the economy or market environment, we believe earnings per share will be $0.34-$0.35 in the fourth quarter. This is within the range for full-year 2002 operating earnings guidance originally given last January," Hoaglin said.


CONFERENCE CALL / WEBCAST INFORMATION

         Huntington's senior management will host an earnings conference call today, October 17, at 12:00 p.m. EDT. Participating in today's call will be Tom Hoaglin, Chairman, President and CEO; Mike McMennamin, Vice Chairman and CFO; and Nick Stanutz, Executive Vice President - Dealer Sales Group. The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 782-3741. Slides will be available at www.huntington-ir.com just prior to 12:00 p.m. EDT on October 17, 2002, for review during the call.

         A replay of the webcast will be archived in the Investor Relations section of Huntington's web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 31, 2002, at (800) 642-1687; conference ID 5970472.

         The Quarterly Financial Review as well as the slides for the conference call will be filed, along with management's comments, with the Securities and Exchange Commission on Form 8-K.


ABOUT HUNTINGTON

Huntington Bancshares Incorporated is a $27 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 136 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than

300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

FORWARD-LOOKING STATEMENT

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading "Business Risks" included in Item 1 of Huntington's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors described from time to time in Huntington's other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

                                       ###

                       HUNTINGTON BANCSHARES INCORPORATED
                       CONSOLIDATED RESULTS OF OPERATIONS


                                           THREE MONTHS ENDED SEPTEMBER 30, 2002          NINE MONTHS ENDED SEPTEMBER 30, 2002
------------------------------------------------------------------------------------  ---------------------------------------------
                                                 Restructuring                                  Restructuring
(in thousands, except per              Reported    and Other     Florida   Operating  Reported    and Other     Florida   Operating
     share amounts)                    Earnings    Items (1)    Items (2)  Earnings   Earnings    Items (1)    Items (2)  Earnings
------------------------------------------------------------------------------------  ---------------------------------------------
   Net Interest Income                 $249,416    $  --         $ --      $249,416    $734,100    $   --      $  9,724    $724,376
   Provision for Loan Losses             60,249       --           --        60,249     169,922        --         5,186     164,736
   Securities Gains                       1,140       --           --         1,140       2,563        --          --         2,563
   Non-Interest Income                  113,692       --           --       113,692     356,333        --        13,343     342,990
   Gain on Sale of Florida Operations      --         --           --          --       175,344     175,344        --          --
   Merchant Services Gain                24,550     24,550         --          --        24,550      24,550        --          --
   Non-Interest Expense                 193,723       --           --       193,723     593,169        --        20,210     572,959
   Special Charges                         --         --           --          --        56,184      56,184        --          --
------------------------------------------------------------------------------------  ---------------------------------------------
   Income Before Income Taxes           134,826     24,550         --       110,276     473,615     143,710      (2,329)    332,234
   Income Taxes                          36,703      8,593         --        28,110     195,525     107,482        (804)     88,847
------------------------------------------------------------------------------------  ---------------------------------------------
   NET INCOME                          $ 98,123    $15,957       $ --      $ 82,166    $278,090    $ 36,228    $ (1,525)   $243,387
====================================================================================  =============================================
   NET INCOME PER COMMON
     SHARE -- DILUTED                     $0.41      $0.07      $0.00         $0.34       $1.13       $0.15      ($0.01)      $0.99
====================================================================================  =============================================


                                           Three Months Ended September 30, 2001          Nine Months Ended September 30, 2001
--------------------------------------------------------------------------------      ----------------------------------------------
                                                 Restructuring                                  Restructuring
(in thousands, except per              Reported    and Other     Florida   Operating  Reported    and Other     Florida   Operating
    share amounts)                     Earnings    Items (1)    Items (2)  Earnings   Earnings    Items (1)    Items (2)  Earnings
------------------------------------------------------------------------------------  ----------------------------------------------
   Net Interest Income                 $249,787    $  --     $ 19,325      $230,462    $740,944   $    --     $  62,581     $678,363
   Provision for Loan Losses             49,559       --        3,532        46,027     200,518      71,718      11,127      117,673
   Securities (Losses) Gains              1,059       --         --           1,059         634      (5,250)       --          5,884
   Non-Interest Income                  129,397       --       19,357       110,040     375,749        --        58,275      317,474
   Non-Interest Expense                 228,890       --       41,836       187,054     696,276        --       122,962      573,314
   Special Charges                       50,817     50,817       --            --        84,814      84,814        --           --
------------------------------------------------------------------------------------  ----------------------------------------------
   Income Before Income Taxes            50,977    (50,817)    (6,686)      108,480     135,719    (161,782)    (13,233)     310,734
   Income Taxes                           8,348    (17,786)    (1,453)       27,587      22,847     (56,624)     (3,313)      82,784
------------------------------------------------------------------------------------  ----------------------------------------------
   NET INCOME                          $ 42,629   $(33,031)  $ (5,233)     $ 80,893    $112,872   $(105,158)  $  (9,920)    $227,950
====================================================================================  ==============================================
   NET INCOME PER COMMON
      SHARE -- DILUTED                    $0.17     ($0.13)    ($0.02)        $0.32       $0.45      ($0.42)     ($0.04)      $0.91
====================================================================================  ==============================================

(1) Includes charges related to the July 2002 Merchant Services gain, the February 2002 gain on sale of Florida operations, and Huntington's strategic refocusing plan.

(2) Includes results of Florida operations through February 15, 2002, and the impact of J. Rolfe Davis Insurance Agency through June 30, 2002.

            HUNTINGTON BANCSHARES INCORPORATED
                      Key Statistics
                      Reported Basis


                                                                                                               PERCENT CHANGE VS.
                                                                                                             ----------------------
(in thousands, except per share amounts)                    3Q02             2Q02              3Q01           2Q02          3Q01
---------------------------------------------------------------------------------------------------------    ----------------------
Net Interest Income                                     $   249,416      $    241,859       $   249,787         3.1 %       (0.1)%
Provision for Loan Losses                                    60,249            53,892            49,559        11.8         21.6
Securities Gains                                              1,140               966             1,059        18.0          7.6
Non-Interest Income                                         113,692           117,014           129,397        (2.8)       (12.1)
Merchant Services Gain                                       24,550              --                --          --            --
Non-Interest Expense                                        193,723           192,060           228,890         0.9        (15.4)
Special Charges                                                --                --              50,817        --         (100.0)
---------------------------------------------------------------------------------------------------------    ----------------------
Income Before Income Taxes                                  134,826           113,887            50,977        18.4        164.5
Income Taxes                                                 36,703            31,647             8,348        16.0        339.7
---------------------------------------------------------------------------------------------------------    ----------------------
NET INCOME                                              $    98,123      $     82,240       $    42,629        19.3 %      130.2 %
=========================================================================================================    ======================
Net Income per common share - diluted                   $      0.41      $       0.33       $      0.17        24.2 %      141.2 %
Cash dividends declared per common share                $      0.16      $       0.16       $      0.16        --   %        --  %
Book value per common share at end of period            $      9.85      $       9.68       $      9.57         1.8 %        2.9 %

Average common shares - basic                               239,925           246,106           251,148        (2.5)%       (4.5)%
Average common shares - diluted                             241,357           247,867           252,203        (2.6)%       (4.3)%

Return on average assets                                       1.51 %            1.32 %            0.60 %
Return on average shareholders' equity                         17.1 %            14.1 %             7.1 %
Net interest margin                                            4.26 %            4.30 %            4.04 %
Efficiency ratio                                               53.2 %            53.3 %            57.5 %

Average loans                                           $19,989,415      $ 19,530,489       $21,347,885         2.3 %       (6.4)%
Average loans - managed (1)                             $21,133,860      $ 20,700,079       $22,625,693         2.1 %       (6.6)%
Average loans - managed - linked quarter
     annualized growth rate (1)                                11.3 %           (18.0)%             4.6 %
Average earning assets                                  $23,435,434      $ 22,638,248       $24,826,546         3.5 %       (5.6)%
Average core deposits (2)                               $15,070,096      $ 14,684,719       $17,848,690         2.6 %      (15.6)%
Average core deposits - linked quarter
     annualized growth rate (2)                                10.4 %           (39.6)%            12.3 %
Average total assets - reported                         $25,777,810      $ 24,957,208       $27,988,386         3.3 %       (7.9)%
Average shareholders' equity                            $ 2,277,898      $  2,342,963       $ 2,375,358        (2.8)%       (4.1)%

Total assets at end of period                           $26,739,012      $ 25,381,416       $28,316,175         5.3 %       (5.6)%
Total shareholders' equity at end of period             $ 2,339,786      $  2,351,860       $ 2,404,406        (0.5)%       (2.7)%

Net charge-offs (NCOs) - incl exited businesses         $    43,700      $     44,900       $    39,743        (2.7)%       10.0 %
NCOs as a % of average loans - incl exited businesses          0.87 %            0.92 %            0.74 %
NCOs - excluding exited businesses                      $    41,843      $     42,515       $    32,557        (1.6)%       28.5 %
NCOs as a % of average loans - excluding
     exited businesses                                         0.83 %            0.88 %            0.61 %
Non-performing loans (NPLs)                             $   203,454      $    212,091       $   202,011        (4.1)%        0.7 %
Non-performing assets (NPAs)                            $   214,129      $    223,237       $   210,061        (4.1)%        1.9 %
NPAs as a % of total loans and other
     real estate (OREO)                                        1.05 %            1.14 %            0.97 %
Allowance for loan losses (ALL) as a %
     of total loans at the end of period                       2.00 %            2.00 %            1.67 %
ALL as a % of NPLs                                            200.7 %           185.3 %           178.4 %
ALL as a % of NPAs                                            190.7 %           176.1 %           171.6 %

Tier 1 risk-based capital (3) (4)                              9.13 %            9.72 %            6.97 %
Total risk-based capital (3) (4)                              12.09 %           12.75 %           10.13 %
Tier 1 leverage (3)                                            9.41 %            9.94 %            7.10 %
Average equity / assets                                        8.84 %            9.39 %            8.49 %
Tangible equity / assets (4)                                   8.00 %            8.51 %            6.08 %


(1) Includes securitized indirect auto loans. Growth percentages normalized for asset securitizations, loan sales, and acquisition of LeaseNet.

(2) Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.

(3) Estimated.

(4) At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

            HUNTINGTON BANCSHARES INCORPORATED

                      Key Statistics
                   Operating Basis (1)


                                                                                                             PERCENT CHANGE VS.
                                                                                                         --------------------------
(in thousands, except per share amounts)                    3Q02             2Q02            3Q01           2Q02          3Q01
-----------------------------------------------------------------------------------------------------    --------------------------
Net Interest Income                                     $   249,416      $   241,859      $   230,462         3.1 %        8.2 %
Provision for Loan Losses                                    60,249           53,892           46,027        11.8         30.9
Securities Gains                                              1,140              966            1,059        18.0          7.6
Non-Interest Income                                         113,692          114,304          110,040        (0.5)         3.3
Non-Interest Expense                                        193,723          190,185          187,054         1.9          3.6
-----------------------------------------------------------------------------------------------------    --------------------------
Income Before Income Taxes                                  110,276          113,052          108,480        (2.5)         1.7
Income Taxes                                                 28,110           31,344           27,587       (10.3)         1.9
-----------------------------------------------------------------------------------------------------    --------------------------
NET INCOME                                              $    82,166      $    81,708      $    80,893         0.6 %        1.6 %
=====================================================================================================    ==========================
Net Income per common share - diluted                   $      0.34      $      0.33      $      0.32         3.0 %        6.3 %

Return on average assets                                      1.26 %            1.31 %           1.30 %
Return on average shareholders' equity                        14.3 %            14.0 %           13.5 %
Net interest margin                                           4.26 %            4.30 %           4.17 %
Efficiency ratio                                              53.1 %            53.2 %           54.0 %

Average loans                                           $19,989,415      $19,530,489      $18,736,442         2.3 %        6.7 %
Average loans - managed (2)                             $21,133,860      $20,700,079      $20,014,250         2.1 %        6.5 %
Average loans - managed - linked quarter
     annualized growth rate (2)                                11.3 %            7.7 %            2.9 %
Average earning assets                                  $23,435,434      $22,638,248      $22,216,102         3.5 %        5.5 %
Average core deposits (3)                               $15,070,096      $14,684,719      $13,498,119         2.6 %       11.6 %
Average core deposits - linked quarter
     annualized growth rate (3)                                10.4 %           18.8 %           13.9 %
Average total assets                                    $25,777,810      $24,957,208      $24,733,038         3.3 %        4.2 %
Average shareholders' equity                            $ 2,277,898      $ 2,342,963      $ 2,375,358        (2.8)%       (4.1)%

Net charge-offs (NCOs) - incl exited businesses         $    43,700      $    44,900      $    36,082        (2.7)%       21.1 %
NCOs as a % of average loans - incl exited businesses          0.87 %           0.92 %           0.76 %
NCOs - excluding exited businesses                      $    41,843      $    42,515      $    28,896        (1.6)%       44.8 %
NCOs as a % of average loans - excluding
     exited businesses                                         0.83 %           0.88 %           0.62 %
Non-performing loans (NPLs)                             $   203,454      $   212,091      $   193,113        (4.1)%        5.4 %
Non-performing assets (NPAs)                            $   214,129      $   223,237      $   201,163        (4.1)%        6.4 %
NPAs as a % of total loans and other
     real estate (OREO)                                        1.05 %           1.14 %           1.06 %
Allowance for loan losses (ALL) as a %
     of total loans at the end of period                       2.00 %           2.00 %           1.77 %
ALL as a % of NPLs                                            200.7 %          185.3 %          173.4 %
ALL as a % of NPAs                                            190.7 %          176.1 %          166.4 %


(1) Reported basis adjusted to exclude the July 2002 Merchant Services gain, the results of the Florida banking operations and the impact from the February 2002 sale, the July 2002 sale of J. Rolfe Davis Insurance Agency, Inc., and restructuring and other charges.

(2) Includes securitized indirect auto loans. Growth percentages normalized for asset securitizations, loan sales, and acquisition of LeaseNet.

(3) Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.



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